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                                                                   Exhibit 6(C)

                                DISTRIBUTION AGREEMENT
                                      AMENDMENT


                               THE CHAPMAN FUNDS, INC.
                          The World Trade Center - Baltimore
                                      28th Floor
                                401 East Pratt Street
                              Baltimore, Maryland 21202


          WHEREAS, The Chapman Funds, Inc., a Maryland corporation (the "Company") and the Chapman Co., a Maryland corporation, (the "Distributor") each desire to amend their agreement regarding the distribution of the shares of its two investment portfolios: The Chapman US Treasury Money Fund and The Chapman Institutional Cash Management Fund dated April 30, 1997 (the "Distribution Agreement").

          NOW THEREFORE, in consideration of the agreement hereinafter contained, it is agreed to amend the Distribution Agreement by adding Section
1.11 as follows:

               1.11 The Distributor shall create and maintain all records required of it pursuant to its duties hereunder in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act. All such records will be the property of the Company and shall be available upon request of the Company for inspection, copying and use by the Company and shall be surrendered to the Company promptly upon demand of the Company. Where applicable, such records shall be maintained by the Distributor for the periods and in the places required by Rule 31a-2 under the 1940 Act. Upon termination of this Agreement, the Distributor shall promptly surrender all such records to the Company or such person as the Company may designate.

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          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the 11th of February, 1998.

                              THE CHAPMAN FUNDS, INC., ON BEHALF OF THE CHAPMAN US TREASURY MONEY FUND



                              By:    /S/ NATHAN A. CHAPMAN, JR.
                              Name:  Nathan A. Chapman, Jr.
                              Title: President


                              THE CHAPMAN CO.



                              By:    /S/ NATHAN A. CHAPMAN, JR.
                              Name:  Nathan A. Chapman, Jr.
                              Title: President